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                             [LETTERHEAD OF IMAGEX]

June 22, 1998

Mr. Eric Bean
5791 Capilano Drive
San Jose, CA  95138

Dear Eric,

ImageX is pleased to offer you a position as Vice President of Technology and Business Development. You will be responsible for the management and oversight of Business Development and Acquisitions. John Higgins, Director of Business Development and Acquisitions will report to you.

Cory Klatt, CTO, will report to you. You will work closely with Cory Klatt to map the future of ImageX's technology and product development initiatives to ensure that they are in alignment with ImageX's overall business strategy and objectives.

You will be responsible for the development of strategic alliances including the deployment of ImageX's technology as well as the integration of complimentary technology by ImageX.

As the Vice President of Technology and Business Development, you will be responsible for the management and oversight of the ImageX program management team. The program management team is responsible for the specification and implementation of corporate-wide initiatives including the ImageX Online Printing Center, print production systems, vendor integration, as well as non-development initiatives such as the implementation and selection of color proofing solutions.

Robert Smith, Director of Information Systems will report to you. You will be responsible for strategic direction and management of all Information Systems infrastructure including voice, data servers and server architecture, application systems and implementation, supporting company's objectives.

Your annual starting base salary will be $150,000. You will receive a guaranteed $50,000 bonus on the first anniversary of your employment. Subject to approval by the company's Board of Directors at its next meeting, you will be granted 150,000 options of ImageX common stock. The exercise price of the options will be equal to the fair market value per share of the company's common stock as determined by the Board, which we currently anticipate will be $.15 per share. After the options are approved by the Board, you will receive a formal stock option letter agreement and a copy of the company's option plan.

ImageX will reimburse you for documented moving expenses up to $16,000, which will include travel expenses for weekend family visits. The company will also reimburse you for hotel, transportation and food costs associated with the move, including your temporary housing from the time you start with the company until your new house is available. It is presumed that you will
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secure a home here by September 1, 1998. ImageX will reimburse you for your wife's trip to Seattle to search for a home.

On your start date, ImageX will pay you your first two months' salary, less applicable deductions and withholding, in advance. Your pay will follow the normal pay cycle at the end of the initial two months.

You and your family will receive medical benefits based on the company benefit plan. You will earn two weeks of vacation in your first year. All company benefits and policies are subject to change at any time.

All company-approved expenses will be reimbursed by the company, including a mileage expense for the use of your car for company business.

As a condition of your employment, you will be required to sign ImageX's Confidentiality, Noncompetition and Invention Assignment Agreement. Your employment with ImageX will be on an at will basis, meaning that either you or the company will be free to terminate the relationship at any time and for any reason.

Eric, I look forward to your joining our team and helping to build ImageX into a world class e-commerce company. I am confident that ImageX will provide you the opportunity to meet your professional goals.

Sincerely,


/s/ Joe Verschueren
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Joe Verschueren
President

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Accepted By: /s/ Eric Bean
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Date Accepted:  June 23, 1998
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Start Date:  July 15, 1998
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